Exhibit 10.16
Execution Version

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

Feasibility Study Agreement
BY AND BETWEEN
Sanofi-Aventis Deutschland GmbH, a German corporation with its principal place of business at lndustriepark Höchst, 65926 Frankfurt am Main, Germany, hereinafter referred to as "SANOFl",
and
DYADIC INTERNATIONAL, INC., with a principal office at lntracoastal Pointe Drive, Suite 404, Jupiter, FL 33477-5094, USA,
hereinafter referred to as "COMPANY".
SANOFI and COMPANY are hereinafter individually or collectively referred to as a "Party" or the "Parties".
PREAMBLE
SANOFI is, within the sanofi pharmaceutical group, one of the companies specialized in research, development and manufacturing of pharmaceutical products for human health;
SANOFI desires to appoint COMPANY to provide certain Services (as defined in Section 2.1 below and in Annex 1) and selects COMPANY due to its expertise, quality of service, personnel, systems, and the ability to provide the Services within the required timeframe;
The Parties have agreed that COMPANY shall provide the Services under the terms of this Agreement and formalized by one or more purchase order(s) referencing this Agreement which SANOFI sends to COMPANY.
NOW, THEREFORE, the Parties agree as follows:
1    Definitions
For the purpose of this Agreement, the capitalized terms used herein shall have the meanings set forth below:

1.1
"Affiliate(s)" shall mean any person, corporation or other entity which, directly or indirectly, controls, is controlled by or is under common control with a Party hereto by means of ownership of more than fifty (50) percent of the voting stock or similar interest in that entity.

1.2	"Confidential Information" shall mean the confidential information as defined in Section 10.1 hereof.

1.3
"COMPANY Technology" shall mean any and all information, data, know-how, methodologies, discoveries, inventions, whether patentable or not, patent applications or issued patents owned or controlled by COMPANY (including its Affiliates) on the Effective Date, including improvements thereto generated in the course of providing the Services, which COMPANY uses to perform the Services. [*]

1.4
"Deliverables" shall mean such items that COMPANY is expressly obligated to furnish SANOFI under this Agreement and its Annex 1, including (1) the [*], being part of the "Results", as further defined in Section 1.7, and (2) the final report, being part of the "Documentation", as hereinafter defined.

1.5
"Documentation" shall mean all written reports and any supporting documentation and data generated in the performance of the Services, including but not limited to final report, batch records, laboratory notebooks, original data and slides.

1.6	"Effective Date" shall mean the date of last signature by a Party to this Agreement.

1.7
"Results" other than the COMPANY Technology (which in all cases will remain the sole property of the COMPANY) shall mean (i) any material which COMPANY (including its Affiliates) generates from SANOFI Material and SANOFI Technology received under this Agreement or which COMPANY manufactures in connection with the performance of the Services under the relevant purchase order, in particular, [*] as described in Annex 1) which will be generated by COMPANY as a result of the performance of the Services and, if stipulated in Annex 1, provided to SANOFI; and/or (ii) any and all information, data (including raw data), know-how, techniques, processes, formulations, developments, discoveries, improvements, inventions, methodologies, whether patentable or not, patent applications or issued patents or any other intellectual property generated by COMPANY (including its Affiliates) including the Documentation conceived, developed, generated, and/or acquired under or in connection with the performance of the Services under the relevant purchase order.

1.8
"SANOFI Material" shall mean any data, chemical or biological material including, without limitation, [*], which will be generated by COMPANY, which is supplied by SANOFI (including its Affiliates) to COMPANY (including its Affiliates) under any purchase order or under this Agreement.

1.9
"SANOFI Technology" shall mean any and all information, data, documents, know-how, methods, discoveries, processes, inventions, whether patentable or not, patent applications or issued patents owned or controlled by SANOFI on the Effective Date, including improvements thereto generated in the course of providing the Services, which COMPANY uses as tool to perform the Services. SANOFI Technology shall exclude COMPANY Technology.

1.10
"Publication Data Collection" shall refer to a document containing all data from COMPANY Technology and Results relating to molecules 1, 3 to 7 according to Annex 1 which are intended to be used for publication by COMPANY in accordance with Section 11.2 hereof.

2    Services

2.1	COMPANY undertakes to perform the following services ("Services"):
Evaluation of the expression of selected molecules in the C1 expression platform as offered by COMPANY in the Project Plan attached hereto as Annex 1. SANOFI shall send to COMPANY one or more corresponding purchase order(s), each indicating a specific purchase order number, so that the Services shall become firmly ordered.
The fees to be paid by SANOFI according to the Project Plan of COMPANY as outlined in Annex 1 are fixed and shall cover all Services to be provided under the Project Plan and this Agreement to SANOFI. No additional costs shall be charged to SANOFI.

2.2	Any purchase order shall explicitly refer to this Agreement. To the extent that any purchase order should be inconsistent to the terms of this Agreement, this Agreement shall control.

2.3	Any modification of the Services agreed by the Parties might cause an updated or fresh purchase order sent by SANOFl.
3.    Term
Without prejudice to either Party's right to terminate this Agreement in accordance with Section 19 hereof, this Agreement shall commence as of the Effective Date and unless otherwise terminated as provided herein, shall expire: (i) two [2] years after the Effective Date; or (ii) upon termination or completion of the Project Plan whichever is later. The term of this Agreement can be extended by written instrument signed by both Parties.
4    Payments

4.1
In consideration of the Services by COMPANY, SANOFI shall pay to COMPANY the distinct fees and the fees shall become due and payable as soon as COMPANY has completed each distinct service and as soon as SANOFI has received from COMPANY the Deliverables as specified in any purchase order in accordance with the offer as per Annex 1 hereof.

4.2
All fees are exclusive of VAT which shall be added, if applicable. Each invoice shall refer to the purchase order number indicated in the applicable purchase order. The amounts due by SANOFI shall be payable within sixty (60) calendar days after the receipt of each invoice. The invoices shall be addressed to:

Sanofi-Aventis Deutschland GmbH Rechnungsprüfung Postfach 60 23 29 22233 Hamburg Germany

5    Scientific Interlocutors

5.1	COMPANY has designated Dr. Ronen Tchelet to be the scientific interlocutor for COMPANY (hereinafter the "COMPANY's Project Leader").

5.2	SANOFI has designated Dr. [*] to be the scientific interlocutor for SANOFI (hereinafter the "SANOFl's Project Leader")
6    Obligations of COMPANY

6.1
COMPANY undertakes to perform the Services under any purchase order in a manner commensurate with professional standards, by implementing all necessary means, in accordance with the terms of this Agreement and in accordance with applicable laws and regulations.

6.2
To the extent required in a purchase order, COMPANY shall perform the Services in accordance with Good Laboratory Practices (GLP), or any other applicable guideline. Such conformity shall be controlled by COMPANY's Quality Assurance staff according to its standard operating procedures.

6.3
COMPANY will keep SANOFI regularly informed (i) of the performance of the Services as and when they occur, and (ii) as soon as possible, of any problem or difficulty that could affect the performance, agreed timelines or milestones of the Services as defined in Annex 1.

6.4
Upon reasonably prior written notice, SANOFI shall have access during ordinary business hours to COMPANY's (including its Affiliates') sites where the Services are performed and access to all documents related to the performance of the Services.

6.5
COMPANY undertakes (i) to assign to the performance of the Services skilled personnel with expertise in the domains required by the Services (hereinafter the "Participants") in order to ensure the proper quality and timely performance of the Services and (ii) to take any and all necessary measures to overcome any problem or difficulty arising from the unavailability, absence or holidays of the Participants and likely to affect the performance of the Services. COMPANY shall inform SANOFI in writing of any significant modification to its premises, equipment or any unavailability of or replacement of any Participant likely to affect the quality or the timely delivery of the Services. Any such significant modification shall be approved in writing by SANOFI before implementation.

Should one of the Participants become absent or unavailable, COMPANY shall make reasonable best efforts to maintain the continuity of the Services. In this respect, COMPANY undertakes to replace the Participant, as soon as possible, by a person at least as skilled and experienced as such unavailable Participant.

6.6
Upon specific request, COMPANY shall communicate to SANOFI the Results including, without limitation, raw data obtained in the course of performing the Services electronically or as paper copy, at no cost to SANOFI.

6. 7
Upon completion of the Services and if not otherwise defined in the Project Plan COMPANY shall supply SANOFI with a final report as defined in the Project Plan and all Results obtained. Such final report shall be signed by COMPANY's Project

Leader and be addressed to SANOFl's Project Leader for acceptance. Further, COMPANY shall supply SANOFI with a Publication Data Collection together with the final report if publication of COMPANY technology and Results in accordance with Section 11.2, below, is intended by COMPANY.

6.8
COMPANY shall not be entitled to subcontract any of the Services without prior written consent by SANOFI. The Parties agree that Bdi (Biotechnology Development for Industry) Health, c/Louis Proust 13, 47151 Boecillo (Valladolid), Spain, and VTT Technical Research Centre of Finland Ltd, Vuorimiehentie 3, Espoo, Finland, shall be considered as approved subcontractors of COMPANY.

6.9
SANOFI acknowledges that COMPANY may require SANOFI Material and SANOFI Technology including, without limitation, related Confidential Information, as defined in Section 10.1 below, and interaction with SANOFI in order to properly perform the Services hereunder.

6.10
COMPANY will perform the Services with the same degree of skills and professional diligence on the basis of the applicable standards in the biotechnological industry which a comparable organization would apply.

6.11	COMPANY will comply with its own standards and standard operating procedures to secure good scientific practice.
7    SANOFI Material and SANOFI Technology

7.1
SANOFI shall supply COMPANY as soon as reasonably possible with the SANOFI Material including, without limitation, any and all information, data and documents (i) which is in SANOFl's (including its Affiliates') possession, and (ii) which in SANOFl's reasonable judgment is necessary for COMPANY to perform the Services.

7.2	All SANOFI Material and SANOFI Technology supplied by SANOFI to COMPANY shall remain in the exclusive ownership of SANOFI and shall be used by COMPANY solely for the purpose of this Agreement.

7.3
Upon expiration or termination of any purchase order or this Agreement or at any time upon written request by SANOFI, COMPANY shall return to SANOFI or destroy any and all SANOFI Material and shall transfer any and all Results as specified in Section 19.7 hereof. In no event shall COMPANY destroy SANOFI Material or Results without the prior written consent by SANOFI.

8    Results and Documentation
Within six [6] months (i) upon expiration or termination of this Agreement, (ii) after submission of the Results, including the final report as defined in the Project Plan according to Section 6.7, COMPANY shall destroy any and all Documentation and Results except for the Publication Data Collection if publication of COMPANY Technology and Results in accordance with Section 11.2 below is intended by COMPANY.

9    Ownership in Intellectual Property
[*]
10    Confidentiality - Restricted Use

10.1
COMPANY shall restrict the use, keep confidential and not disclose to any third party other than to the parties as allowed in 6.8 above and to GeneScript, 860 Centennial Ave., Piscataway, NJ 08854, USA, who will optimize the DNA sequences and who Dyadic will order synthetic fragments for the target proteins from (i) any and all SANOFI Material and SANOFI Technology, as well as (ii) the Results (hereinafter collectively referred to as "Confidential Information"). This obligation of confidentiality shall remain in force for the term of this Agreement and for a ten (10) year period following its expiration or early termination.

10.2
COMPANY may disclose the Confidential Information only to its directors, officers, or Participants on a need-to-know basis and shall bind them to confidentiality obligations at least as stringent as those set forth herein.

10.3	The confidentiality and restricted use obligations shall not apply to Confidential Information which:

a)	was known to COMPANY prior to receipt from SANOFI;

b)	was or becomes public knowledge through no fault of COMPANY (including its Affiliates);

c)	was developed by COMPANY (including its Affiliates) independently of performing the Services under this Agreement; or

d)	COMPANY is required by law to disclose.
11    Publications

11.1	SANOFI shall be free to publish and to communicate on the SANOFI Material, SANOFI Technology and the Results, using all existing or future means of communication.

11.2
Notwithstanding anything to the contrary contained in this entire Agreement, COMPANY, its directors, officers, Participants, and/or Affiliates shall not publish any part of the SANOFI Material, SANOFI Technology and/or the Results. As an exception from the foregoing, COMPANY may publish COMPANY Technology and the Results relating to molecules 1, 3 to 7 according to Annex 1 provided that COMPANY has provided to SANOFI a Publication Data Collection together with the final report containing all data intended for publication and a written request for publication of said data and SANOFI has given its prior written consent, which SANOFI will not unreasonably withhold, to the publication of the data contained in the Publication Data Collection. In any one of such publications, COMPANY must refer to molecules 1 and 3 to 7 according to Annex 1 generically, namely to a [*] for molecule 1, a [*] for molecule 3, a [*] for molecule 4, an [*] for molecule 5 and a [*] for molecules 6 and 7 according to Annex 1. Under no circumstances, the involvement of a party in addition to COMPANY, the name of

SANOFI or any of its Affiliates, the trade or INN name of the individual protein(s), the amino acid sequence(s) and/or related genetic information of the recombinant proteins shall be published. All data intended for publication contained in the Publication Data Collection must have been generated as Results under this Agreement. Under no circumstances, SANOFI Material, SANOFI Technology and/or the Results relating to molecule 2 according to Annex 1 shall be published.

11.3
If disclosure of COMPANY Technology and Results is necessary for not being in violation of any applicable law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority or any applicable rules and regulations of any national securities exchange the name of SANOFI or any of its Affiliates shall not be used without the prior written consent of the Party named, which SANOFI will not unreasonably withhold.

12.    Publicity
Within 4 (four) days of execution of this Agreement COMPANY will be required to make a public disclosure ("Press Release") not to be in violation of any applicable law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority or any applicable rules and regulations of any national securities exchange party named. The wording of such Press Release is attached (Annex 2) to this Agreement. COMPANY shall not deviate therefrom.
13    Audit, Inspections

13.1
During the term of this Agreement SANOFI shall be entitled (upon reasonably prior written notice and during normal business hours) to audit COMPANY's (including its Affiliates') premises where the Services are performed, to assess the conduct of Services and to have access to relevant documentation. COMPANY shall secure that SANOFl's employees are awarded adequate assistance by personnel capable of addressing questions. SANOFI shall bear its own costs of the audit.

13.2
During the term of this Agreement and even after its expiration or early termination, COMPANY shall allow any competent governmental health agency upon their request to inspect COMPANY's (including its Affiliates') premises where the Services are performed.

13.3
Upon receipt of the health agency request to inspect its premises and provided such request of inspection relates to the performance of the Services, COMPANY shall (i) promptly notify SANOFI in writing thereof and (ii) prepare, in collaboration with SANOFI, the documents to be made available to the health agency for review at the premises. To the extent possible, COMPANY shall enable SANOFI to attend any inspection or post-inspection meeting with the health agency.

13.4
COMPANY shall supply SANOFI with a list of any and all documents and materials (reports, analyses, product samples, photographs, etc.) exchanged with the health agency during or after the inspection. Upon request by SANOFI, COMPANY shall supply SANOFI with a copy of all these documents and materials. COMPANY undertakes to communicate to SANOFI in writing any comment, remark or request made by such health agency to the extent related to the Services.

13.5
Where part of the Services have been subcontracted by COMPANY to a third party previously approved by SANOFI according to Section 6.8 hereof, COMPANY undertakes, as part of its contractual negotiations with its subcontractor, to require subcontractor to comply with such commitments towards governmental health agencies inspections.

In this respect, COMPANY shall ensure that its subcontractor commits itself to:
a)    give access to its premises to the requesting health agency accompanied by representatives of COMPANY and SANOFI;
b)    prepare the inspection and the documents and materials to be supplied to the health agency under the control and supervision of COMPANY and SANOFI;
c)    supply COMPANY and SANOFI with a copy of all documents and materials exchanged with the health agency.

13.6	If the health agency inspection reveals any problem, COMPANY undertakes to implement, or have its subcontractor implement, at their respective own costs, any necessary corrective actions.
14    Representations, Warranties, Liability

14.1	COMPANY represents and warrants that it will perform the Services with the same degree of skills which a comparable organization would apply.

14.2	COMPANY represents and warrants that it will store, handle and use the SANOFI Material with due care while in its custody.

14.3	COMPANY represents and warrants that it will comply with its own standards and standard operating procedures to secure good scientific practice.

14.4
COMPANY represents and warrants the accuracy of the activities encompassed by the Services, the accuracy of the information and data including, without limitation, the Results, the accuracy of any scientific assessment of those information and data, and the accuracy of the final report referenced in Section 6.7 hereof.

14.5
COMPANY represents and warrants that (a) it will comply with the requirements of all applicable anti-bribery legislation, national or foreign, including without limitation the US Foreign Corrupt Practices Act, the UK Bribery Act and the OECD Convention dated 17th December 1997; (b) that it has not and will not make, promise or offer to make any payment or transfer anything of value (directly or indirectly) to an individual, any company or any public body who are in a position to influence, secure or retain any business for SANOFI by performing in an improper way a function of public nature or of business nature; and (c) in case that COMPANY is a public institution, COMPANY represents and warrants that COMPANY or individuals, have not accepted nor have been offered any payment of money or transfer of anything of value for the purpose of influencing decisions or actions to help SANOFI obtain or maintain business or obtain a business advantage.

14.6
COMPANY will be solely responsible for the performance of the Services. In no event shall SANOFI be liable for any direct or indirect damages, losses of property, injuries to any person, handling of the samples and/or implementation of a method and/or process within COMPANY's facilities.

14.7
Except as otherwise set forth in this Section 14.7, in no event shall either Party be liable to the other for lost profits, punitive or other indirect, special, exemplary, incidental or consequential damages of any kind arising out of, or in connection with this Agreement.

14.8	Each Party's liability for any breach of this Agreement shall not exceed three (3) times the overall amount due by SANOFI to COMPANY under the relevant purchase order.

14.9
Notwithstanding the foregoing, nothing in this Agreement shall limit the liability of either Party (i) for death or personal injury arising from the negligence of that Party, (ii) breach by COMPANY of its confidentiality obligations or (iii) to any infringement of third party intellectual property rights to the extent COMPANY is culpable of such infringement.

15    Indemnification

15.1
SANOFI agrees to indemnify, defend and hold harmless COMPANY (including its Affiliates) from any and all damages, expenses (including reasonable attorney's fees), claims, demands, suits or other actions arising directly from the SANOFI Material and SANOFI Technology, except to the extent such events are the direct result of COMPANY's (including its Affiliates') gross negligence or willful misconduct or COMPANY's publications according to 11.2.

15.2
COMPANY agrees to indemnify, defend and hold harmless SANOFI (including its Affiliates) from any and all damages, expenses (including reasonable attorney's fees), claims, demands, suits or other actions arising directly from COMPANY's (including its Affiliates') conduct of the Services or use of COMPANY Technology, except to the extent such events are the direct result of SANOFl's and/or its Affiliates' gross negligence or willful misconduct.

16    Debarment
COMPANY represents and warrants that in performing the Services it has not and it will not employ any of its employees or contractors or subcontractors who have been or are currently under investigation for debarment or are actually debarred pursuant to the United States Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335(a)), as amended, or are excluded from participating in any United States federal or state health care program pursuant to United States 42 U.S.C. § 1320a-7, et seq. Upon written request by SANOFI, COMPANY will provide and sign an appropriate written confirmation which SANOFI will propose.
17    Force Majeure

17 .1	Neither Party shall be liable to the other for any failure to fulfill its obligations under this Agreement to the extent that such failure is attributable to "Force Majeure".

17.2
As used herein, "Force Majeure" shall mean any event beyond the reasonable control of the respective Party including, without limitation, new legislation, new decrees enacted, court judgments or orders issued by any authority, fire, flood, earthquake, or strikes.

17 .3	The Party affected by Force Majeure shall (i) promptly inform the other Party and (ii) shall make all reasonable efforts to mitigate the consequences of such Force Majeure.

17.4
In the event that after three (3) consecutive months from the notice of occurrence, the Force Majeure event persists, then either Party may terminate this Agreement by giving written notice to the other Party.

18    Notice
Any notice to be given hereunder shall be in writing. Notices shall be served either personally, by fax, by registered letter postage prepaid, or by deposit with an overnight courier, charges prepaid, and addressed to the address or fax number stated herein below or to any new address designated by one of the Parties. Any such notice shall be deemed to have been given: (a) upon delivery in the case of personal delivery; (b) upon the first business day following facsimile receipt; (c) seven (7) calendar days after deposit in the mail in the case of a registered letter, (d) seven (7) calendar days after deposit with an overnight courier:
For notices to be served upon COMPANY:
Attn: CEO
DYADIC INTERNATIONAL, INC.
lntracoastal Pointe Drive, Suite 404
Jupiter, FL 33477-5094,
USA
For notices to be served upon SANOFI:
Sanofi-Aventis Deutschland GmbH
Legal Department
lndustriepark Höchst
65926 Frankfurt/Main
Germany
Fax: +49 (0)69 305 24590
19    Termination

19.1
Either Party shall be entitled to terminate any purchase order or this Agreement at any time immediately by giving written notice to the other Party if the other Party is in material breach of such purchase order or this Agreement and fails to cure such breach within thirty (30) calendar days after having received a written notice of that breach. Termination shall become effective upon first presentation to the defaulting Party of a second registered letter with return receipt requested, notifying the decision of termination.

19.2	Either Party shall be entitled to terminate any purchase order or this Agreement as specified in Section 17.4 hereof by giving written notice to the other Party having immediate effect.

19.3	SANOFI may immediately terminate any purchase order and/or this Agreement by giving written notice to COMPANY in the event that:

a)	COMPANY is in breach of its obligations under Section 6.2, 6.3, 6.4, 10.1, 10.2 and 16 hereof as soon as SANOFI knows of such breach;

b)	COMPANY becomes insolvent, falls into liquidation or has a receiver to its assets appointed;

c)
a third party, directly or indirectly, acquires equity in the COMPANY and as a result owns more than fifty (50) percent of the equity in the COMPANY and prior to such acquisition did not own more than fifty (50) percent of the equity in the COMPANY;

19.4
SANOFI may terminate any purchase order and/or this Agreement with prior written notice of 90 (ninety) days if SANOFI considers that the project within which SANOFI appointed COMPANY to perform Service is not of interest any more.

19.5
Expiration or termination of this Agreement shall not affect any obligation which has arisen before the termination becomes effective including, without limitation, the obligation of SANOFI to make payments of those amounts which have become due in accordance with Section 4 hereof or the obligation of confidentiality and respect of restricted use in accordance with Section 10 hereof, and to provide written confirmation in accordance with Section 16 hereof.

19.6	Termination of this Agreement does not affect other remedies available under statute or common law.

19. 7
Upon expiration of any purchase order or this Agreement pursuant to Section 3 hereof or termination of any purchase order or this Agreement by SANOFI pursuant to Section 19.1, 19.2, 19.3 or 19.3 hereof, COMPANY shall

a)
transfer, assign and convey to SANOFI without delay any SANOFI Material and/or SANOFI Technology in COMPANY's (including its Affiliates') possession and the Results generated until the date on which the expiration or termination becomes effective;

b)	complete without delay a de-facto final report as specified in Section 6.7 hereof;

c)
continue to be bound by the obligations to maintain the SANOFI Material, SANOFI Technology and the Results confidential and to not use the same, all this in accordance with Section 10 hereof, and to provide written confirmation in accordance with Section 16 hereof; and

d)
in the event of termination by SANOFI in accordance with Section 19.4 hereof, COMPANY shall be entitled to payment of the fees and costs due in consideration of the Services actually rendered up to the effective date of termination.

20    Transparency Requirements
SANOFI is committed to transparency in its interactions with healthcare professionals and health care organizations/institutions consistent with applicable laws in countries in which SANOFI has Affiliates. Information relating to payments or other transfers of value to U.S. "covered recipients" under or related to this Agreement will be collected and reported as required under U.S. federal and state laws and regulations, including the "sunshine" regulations set forth in 42 CFR Parts 402 and 403, which require that certain payments, and other transfers of value, whether direct or indirect (through a third party), be collected and reported to the U.S. government for subsequent public reporting.
To the extent that the services provided as part of this Agreement are "Research" as defined in the federal regulations to include "a systematic investigation designed to develop or contribute to generalizable knowledge relating broadly to public health, including behavioral and social-sciences research", which encompasses both basic and applied research, (42 CFR § 403.902), and which is subject to a written agreement, a research protocol or both, will be reported consistent with the special rules for research payments. (42 CFR §403.904(f)).
To the extent that any payments or transfers of value fall outside the "Research" as defined in the federal regulations, they will be reported as required consistent with applicable federal regulations. All state reporting will be consistent with state requirements
Representation Regarding Transfers of Value to Physicians or Teaching Hospitals for U.S. "Sunshine" Reporting Purposes:
COMPANY represents that no portion of any payment made under this Agreement is or will be passed on to:

•
any physician (Medical Doctor (MD), Doctor of Osteopathic Medicine (DO), MD or DO Fellow, Dentist, Dental surgeon, Podiatrist, Optometrist, or Chiropractor), licensed in the U.S. ("Physician"). Salary paid to a Physician shall not be considered to include amounts passed on under this Agreement if the amount of the salary is determined without consideration of the amounts paid under this Agreement and COMPANY has not used and will not use any portion of payments made under this Agreement in determining the amount of non-salary compensation to any Physician; or

•	any U.S. Teaching Hospital
21    Non-Assignment
Neither Party may assign its rights or its obligations hereunder or this entire Agreement without the prior written consent of the other Party except that SANOFI may assign this Agreement to any of its Affiliates. This Agreement shall be binding on each Party and, if applicable, its legal successor(s).
22    Severability
If any provision of this Agreement shall for any reason and to any extent be determined to be invalid or unenforceable under applicable law, then such invalidity or unenforceability shall not affect the remainder of this Agreement, unless the invalid or unenforceable provision is of such importance that it can be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision. The

Parties agree to replace any such invalid or unenforceable provision with a valid and enforceable provision designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provision.
23    Non-Waiver
No delay or failure by either Party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such Party's right thereafter to exercise or enforce each and every right and provision of this Agreement.
24    Amendments
This Agreement may not be modified or amended, in whole or in part, except in a written instrument signed by both Parties.
25    Applicable Law, Venue
This Agreement shall be governed by and construed in accordance with the laws of Switzerland. Place of jurisdiction shall be Zurich, Switzerland.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed.

Sanofi-Aventis Deutschland GmbH		Dyadic International Inc.

Signature:	[*]	Signature:	/s/ Mark Emalfarb
Name:	[*]	Name:	Mark Emalfarb
Title:	[*]	Title:	CEO
Date:	7/8/2018	Date:	9/7/2018

Signature:	[*]	Signature:
Name:	[*]	Name:
Title:	[*]	Title:
Date:		Date:

Annex 1
Services
Project proposal:
Development of Dyadic's C1 fungal expression system as production platform for therapeutic proteins for Sanofi
1.    Introduction
Sanofi-Aventis (Sanofi) and Dyadic have agreed to enter into a feasibility study using Dyadic's C1 fungal expression system as a therapeutic protein production platform. The aim of the project is to study the feasibility of production of seven different target therapeutic proteins of Sanofi in the C1 fungal expression system of Dyadic. The goal is to obtain high production levels of these proteins with the best possible quality, and to provide supernatant samples containing the target purified proteins to Sanofi for further analysis.
The target proteins are:
[*]
The work plan will be carried out by VTT R&D group and will be supervised by Dyadic R&D team.
[*]
2.    Dyadic/VTT Work Plan

1)	Design and constructing the expression vectors (WP1)

a.	[*]

b.	[*]

2)	First set of protein expression {WP2)

a.	[*]

b.	[*]

3)	First set laboratory scale fermentations (WP3)

a.	[*]

b.	[*]

c.	[*]

4)	Second set protein expression {WP4)

a.	[*]

b.	[*]

5)	Second set laboratory scale fermentation (WP5)

a.	[*]

b.	[*]

c.	[*]

3.    Project timeline
The total duration of the project is 12 months excluding the time needed for gene synthesis by a gene synthesis company.

[*]

4.    Progress/Interim Meetings and Final Report:

a.	Frequency of teleconferences and/or face-to-face meetings: Throughout the project timeline monthly teleconferences or face to face meetings will be held between the project teams.

b.
Reports to be provided to Sanofi Project Manager: At the end of the project timeline, Dyadic will provide a written summary of the findings in the form of a technical report to Sanofi (in Word format) and a slide deck summarizing key outcomes (in PowerPoint format)

5.    Final Materials Deliverables
By the end of the project Dyadic will provide Sanofi:

a.	[*]

b.	[*]
6.    Project resources

a.	As it is outlined above, Dyadic's (VTI) will use [*] for expressing the proteins for Sanofi.

b.	The project-plan cost includes Dyadic management & scientific support.

c.	The total cost of the project is estimated to be 961,000 EUR.

d.	The project cost estimate includes the costs of reagents and consumables.
7.    Payment schedule

After signature of Feasibility Study Agreement	[*]
After completion of WP3 (month 5)	[*]
After completion of WP5 and delivery of Report	[*]
DYADIC point of contact:
Ronen Tchelet
Dyadic International (USA), Inc.
140 lntracoastal Pointe Drive
Suite #404
Jupiter, Florida 33477, USA
+36 30 864 6060
Email: rtchelet@dyadic.com
SANOFI point of contact:
[*]
SANOFI PASTEUR
1541, AVENUE MARCEL MERIEUX
69280 MARCY L'ETOILE, FRANCE
+33 7 89 86 21 06
Email: [*]

IN WITNESS WHEREOF, duly-authorized representatives of the parties have signed as of the Effective Date.

DYADIC INTERENATIONAL (USA), INC.		SANOFI

By:	/s/ Mark Emalfarb	By:	/s/ [*]

Printed Name:	Mark Emalfarb	Printed Name:	[*]

Title:	CEO	Title:	[*]

Date:	9/7/2018	Date:	7/8/2018

Exhibit 1
Feasibility Study Agreement
Candidate Molecules
Molecule No 1
[*]

Molecule No 2
[*]

Molecule No 3
[*]

Molecule No 4
[*]

Molecule No 5
[*]

Molecule No 6
[*]

Molecule No 7
[*]

Annex 2
Press Release
Dyadic International, Inc. ("Dyadic") (OTC Pink: DYAI), JUPITER, FL - MONTH, DAY, 2018 (XXX NEWSWIRE) - Dyadic International, Inc. ("Dyadic") (OTCQX: DYAI), a global biotechnology company focused on further improving and applying its proprietary C1 gene expression platform to expedite the development and production of biologic vaccines and drugs at flexible commercial scales, today announced that it has entered into a fully funded proof of concept research collaboration to explore the potential of its C1 technology to produce multiple types of biologic vaccines and drugs of interest for human health indications with Sanofi-Aventis Deutschland GmbH, a company of the Sanofi group, one of the World's top tier biopharmaceutical companies.
"We are very pleased to have the opportunity to collaborate with Sanofi to express multiple types of important therapeutic compounds using our C1 production platform", said Mark Emalfarb, Dyadic's CEO. "This research and development program is aiming to overcome specific gene expression challenges and to further demonstrate the potential of C1 to become a platform of choice for manufacturing protein-based biologics because of its speed of development and low cost of goods."
Under the agreement, Sanofi will fund the collaborative research which will utilize the proprietary and patented C1 Gene Expression Platform Technology to express multiple genes for vaccine and drug applications. The research is expected to be completed in Q2 of 2019. Other terms of the research collaboration are confidential.
About Dyadic International, Inc.
Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines, monoclonal antibodies, biosimilars/biobetters, and other therapeutic proteins. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic drugs to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers and, hopefully, improve access and cost to patients and the healthcare system, but most importantly save lives.
Please visit Dyadic's website at www.dyadic.com for additional information, including details regarding Dyadic's plans for its biopharmaceutical business.
Dyadic trades on the OTCQX tier of the OTC marketplace. Investors can find real-time quotes, market information and financial reports for Dyadic in the Company's annual and quarterly reports which are filed with the OTC markets. Please visit the OTC markets website at www.otcmarkets.com/stock/DYAl/quote.
Safe Harbor Regarding Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements involve risks, uncertainties and other factors that could cause Dyadic's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Investors are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Dyadic expressly disclaims any intent or obligation to update or revise any forward-looking statements to reflect actual results, any changes in expectations or any change in events. Factors that could cause results to differ materially include, but are not limited to: (1) general economic, political and market conditions; (2) our ability to carry out and implement our biopharmaceutical research and business plans and strategic initiatives; (3) our ability to retain and attract employees, consultants, directors and advisors; (4) our ability to implement and successfully carry out Dyadic's and third parties research and development efforts; (5) our ability to obtain new license and research agreements; (6) our ability to maintain our existing access to, and/or expand access to third party contract research organizations in order to carry out our research projects for ourselves and third parties; (7) competitive pressures and reliance on key customers and collaborators; (8) the pharmaceutical and biotech industry, governmental regulatory and other agencies' willingness to adopt, utilize and approve the use of the C1 gene expression platform; and (9) other factors discussed in Dyadic's publicly available filings, including information set forth under the caption "Risk Factors" in our December 31, 2017 Annual Report filed with the OTC Markets on March 27, 2018, and our March 31, 2018 Quarterly Report filed with the OTC Markets on May 10, 2018. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.
Contact:
Dyadic International, Inc.
Ping W. Rawson
Chief Accounting Officer
Phone: +1 (561) 743-8333
Email: prawson@dyadic.com

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